UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2008

_________________

WIDEPOINT CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	000-23967	52-2040275
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation)		Identification No.)

One Lincoln Centre, Oakbrook Terrace, Illinois	60181
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (630) 629-0003

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[__]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[__]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[__]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

        On July 31, 2008, the Registrant entered into an Asset Purchase Agreement (the “Purchase Agreement”), by and among the Registrant, Protexx Acquisition Corporation, Protexx Incorporated (“Protexx”), Peter Letizia, Charles B. Manuel, Jr. and William Tabor, pursuant to which Protexx Acquisition Corporation, a wholly-owned subsidiary of the Registrant, purchased certain of the assets of Protexx, a provider of software-based authentication and encryption solutions to government, military, first responder and commercial enterprises. Protexx Acquisition Corporation acquired such assets in exchange for the payment of $1.00 and the assumption of approximately $330,000 of liabilities. Protexx also may be entitled to receive earnout payments under the Purchase Agreement in the event that the business conducted with the assets purchased from Protexx exceeds specified earnings targets in calendar years 2008 and 2009. Half of any earnout payment earned shall be paid in cash, with the other half to be paid in common stock.

Item 3.02 Unregistered Sales of Equity Securities

        On July 31, 2008, pursuant to the terms of the Purchase Agreement, the Registrant issued 2.5 million shares of its common stock in the name of Protexx and delivered such shares to the parties’ escrow agent to be held in escrow pending the possible release of such shares as part of the potential earnout to which Protexx may be entitled under the Purchase Agreement. The Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Shares are exempt from the registration requirements under the Securities Act pursuant to the “private offering” exemption under Section 4(2) of the Securities Act.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Asset Purchase Agreement, dated July 31, 2008, by and among the Registrant, Protexx Acquisition Corporation, Protexx Incorporated, Peter Letizia, Charles B. Manuel, Jr. and William Tabor

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WIDEPOINT CORPORATION
/s/ James T. McCubbin
Date: August 6, 2008	James T. McCubbin
Vice President and Chief Financial Officer